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                                                           Rule 424(b)(3)

PROSPECTUS

                                    310,000 Shares

                       SOUTHWEST BANCORPORATION OF TEXAS, INC.
                                     COMMON STOCK

     This prospectus relates to the periodic offer and sale of up to 310,000 shares of common stock of Southwest Bancorporation of Texas, Inc., a Texas corporation, for the account of the person named under the caption "Selling
Stockholder." This offering of shares will terminate on or before June 22, 2001.

     Southwest's common stock is listed for trading on The NASDAQ Stock
Market under the trading symbol "SWBT." On June 21, 1999, the last reported sale price of the Common Stock on NASDAQ was $18.0625 per share. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. Southwest will not receive any of the proceeds from the sale of shares by the selling stockholder. Southwest will pay all expenses of registration incurred in connection with the offering, but the selling stockholder will pay all brokerage commissions.

                                   _______________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF
THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY
IS A CRIMINAL OFFENSE.

THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SHARES, AND IT IS NOT
SOLICITING AN OFFER TO BUY THESE SHARES, IN ANY STATE WHERE THE OFFER OR SALE
IS NOT PERMITTED.

                                   _______________

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                 The date of this Prospectus is June 22, 1999.

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                                  TABLE OF CONTENTS
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                                                                            PAGE
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
About this Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . .   2
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Selling Stockholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4

                                ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that Southwest filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, the selling stockholder may offer from time to time up to 310,000 shares of Southwest common stock. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                         WHERE YOU CAN FIND MORE INFORMATION

     Southwest files annual, quarterly and special reports, proxy statements and other information with the SEC. Its SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document Southwest files at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 60661 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information on the operation of the SEC's public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Southwest also files such information with The NASDAQ Stock Market. Such reports, proxy statements and other information may be read and copied at its offices at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Southwest to "incorporate by reference" the information it files with them, which means that Southwest can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that Southwest files later with the SEC will automatically update and supersede this information. Southwest incorporates by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all of the common stock or it terminates this offering:

     -    Its Annual Report on Form 10-K for the year ended December 31, 1998;

     -    Its Quarterly Report on Form 10-Q for the quarter ended March 31,
          1999;

     -    Its Current Report on Form 8-K, dated April 1, 1999; and

     - Its description of Southwest's common stock contained in its prospectus dated January 27, 1997, included in its registration statement on Form S-1 (Reg. No. 333-16509).

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address or telephone number:

                                       Controller
                                       Southwest Bancorporation of Texas, Inc.
                                       4400 Post Oak Parkway
                                       Houston, Texas 77027
                                       (713) 235-8800

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     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Southwest has not authorized anyone else to provide you with different information. The selling stockholder is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                                     THE COMPANY

     Southwest is the bank holding company for Southwest Bank of Texas National Association. Southwest is the largest independent bank holding company headquartered in metropolitan Houston, Texas. Its principal offices are located at 4400 Post Oak Parkway, Houston, Texas 77027, and its telephone number is (713) 238-8800.

                                   USE OF PROCEEDS

     All of the shares offered hereby are being offered by the selling stockholder. Southwest will receive no part of the proceeds of any sales made hereunder.

                                 SELLING STOCKHOLDER

     All of the shares of Southwest common stock offered hereby are being sold by The Woodlands Land Development Company, L.P., as the selling stockholder. The selling stockholder acquired these shares by exercising its contractual right to convert the book value of its 49% equity interest in Mitchell Mortgage Company L.L.C. into shares of Southwest common stock at a conversion rate equal to 119.3408 shares of Southwest common stock for each $1,000 of its ownership interest in Mitchell. This equates to a conversion price of approximately $8.38 per share of Southwest common stock.

     As of the date of this prospectus 307,323 of these shares have been issued to the selling stockholder. A small number of additional shares may be issued to the selling stockholder and offered pursuant to this prospectus if the earnings of Mitchell for the month of June, 1999 exceed a certain threshold; however, Southwest believes that the total number of shares to be issued to the selling stockholder will not exceed the number of shares set forth on the cover page of this prospectus. Mitchell will become a wholly-owned subsidiary of Southwest on June 30, 1999 pursuant to the selling stockholder's exercise of its conversion right, since Southwest currently owns the remaining 51% equity interest in Mitchell.

     Southwest has agreed to pay all expenses incident to the registration of the shares offered hereby under the Securities Act of 1933 and any registration or qualification under applicable state securities laws. Southwest has also agreed to reimburse the selling stockholder for reasonable fees and disbursements of its counsel up to $5,000 in connection with this registration. The selling stockholder is responsible for all underwriting discounts and commissions with respect to sales of the shares offered hereby.

                                 PLAN OF DISTRIBUTION

     The selling stockholder may from time to time offer the shares for sale either directly or through underwriters, dealers or agents or on any exchange on which the shares may be traded, or in independently negotiated transactions or otherwise; provided that such transactions will not include an underwritten public offering. The shares may be sold at market prices prevailing at the time of sale or at negotiated prices. The selling stockholder and any underwriters, dealers or agents that participate in distribution of the shares may be deemed to be underwriters, and any profit on sale of the shares by them and any discounts, commissions or concessions received by any underwriter, dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The methods by which the shares may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of NASDAQ; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

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     The Company has agreed to indemnify the selling stockholder and each person who participates as an underwriter in the offering of the Shares, against certain civil liabilities, including certain liabilities under the Securities Act.

     There can be no assurances that the selling stockholder will sell any or all of the shares offered hereunder.

                                    LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon by Vinson & Elkins L.L.P., Houston, Texas.

                                       EXPERTS

     The consolidated financial statements in this prospectus by reference to the Annual Report on Form 10-K of Southwest Bancorporation of Texas, Inc. for the year ended December 31, 1998 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of Southwest Bancorporation of Texas, Inc. for the three-month periods ended March 31, 1999 and 1998, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 12, 1999, incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a report or a part of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

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